Exhibit 99.1

For Immediate Release

Contact: Kenneth D. Gibbons

(802) 888-6600

ubexec@unionbankvt.com

www.unionbankvt.com

Union Bank/Union Bankshares, Inc. Announces Selection of New President

Morrisville, Vermont, November 19, 2010 (NASDAQ: UNB) – At the annual staff meeting held yesterday after the close of business, President and Chief Executive Officer Kenneth D. Gibbons announced the results of the Board of Directors’ search for his successor as President of Union Bank (the “Bank”) and Union Bankshares, Inc. (the “Company” or “Bankshares”).

David S. Silverman, 49, a Senior Vice President of the Bank and Vice President of the Company, was unanimously selected by the Boards of both companies at a joint meeting on November 3rd. Mr. Silverman was also appointed a director of the Bank by the Bankshares Board, as of November 17th.

In accordance with the management succession plan adopted by the Board last July, Mr. Silverman will become President of both companies on April 1, 2011, and CEO in May 2012. Mr. Gibbons will become Board Chair upon the retirement of current Board Chair, Richard C. Sargent, at the annual meeting of shareholders in May 2011, and will remain as CEO during the management transition year of May 2011 to May 2012. It is also expected that Mr. Silverman will stand for election to the Company’s Board of Directors at the 2011 annual meeting.

Mr. Silverman began employment with Union Bank in 1986, and over the years has progressed through various departments and positions to his current Bank positions of Senior Vice President, Senior Lending Officer and Head of Marketing. He has also served as a Vice President of the Company since 2008. Mr. Silverman holds a BA in Business Management from Johnson State College and is very active within the community, currently serving as Chair of Community Health Services of Lamoille Valley. He previously has served as Treasurer and Executive Committee member of the Stowe Area Association, member of the Morristown Development Review Board and past Board member of Lamoille County Mental Health.

Mr. Silverman resides in Morrisville with his wife, Janet.

“The Board and I are particularly pleased with David’s selection as my successor. He possesses not only a solid knowledge of the banking business, including credit underwriting and administration skills, but also possesses invaluable institutional knowledge about the Company and familiarity with our employees, customers and market area. David’s skills and insights will help to ensure a smooth transition and provide continuity, which is important during any transition of this nature,” stated Ken Gibbons, President and CEO.

Commenting on this phase of the Company’s succession plan, Board Chair Richard Sargent said, “Ken has provided exceptional leadership for the Company during his 20 years at the helm, shepherding it through both high-growth and recessionary times. The Board is confident that David shares these strong leadership qualities. We look forward to working with Ken and David to implement a smooth and successful leadership transition in the next year and a half.”

Union Bankshares, Inc., with headquarters in Morrisville, Vermont, is the bank holding company parent of Union Bank, a full service bank offering deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of September 30, 2010, the Company had $451 million in consolidated assets, $377 million in consolidated deposits and operates 13 banking offices and 29 ATM facilities in Vermont, a branch and ATM in Littleton, New Hampshire, and a loan center in South Burlington, Vermont.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.